Exhibit 99.1

LAVA Reports Fourth Quarter and Full Year 2024 Financial Results
and Provides a Business Update

•	Focused on the evaluation of strategic alternatives

•	Adopted a restructuring plan to extend capital resources, incurring a reduction in workforce of 30% to support the evaluation of strategic options and the Phase 1 study for LAVA-1266

•	Phase 1 enrollment in LAVA-1266 clinical trial underway

•	Johnson and Johnson development milestone of $5.0 million achieved and received in Q4 2024

•	Cash balance of $76.6 million as of December 31, 2024 expected to fund operations into 2027

Utrecht, The Netherlands, and Philadelphia, PA, US – March 28, 2025 – LAVA Therapeutics N.V. (NASDAQ: LVTX, “LAVA,” “the Company”), a clinical-stage immuno-oncology company focused on developing its proprietary Gammabody® platform of bispecific gamma delta T cell engagers, today announced recent corporate highlights and financial results for the fourth quarter and year ended December 31, 2024.

“LAVA’s approach to maximize shareholder value in 2025 will focus on evaluating strategic options while continuing to enroll patients in our ongoing Phase 1 study of LAVA-1266, and supporting our pharma partnerships,” said Steve Hurly, Chief Executive Officer of LAVA. “The Phase 1 study of LAVA-1266 as a potential treatment for acute myeloid leukemia and myelodysplastic syndrome is progressing. Looking ahead, with a strong cash balance, we believe LAVA is well-positioned to unlock strategic opportunities, and we look forward to updating investors with our progress throughout the year.”

Portfolio Highlights

LAVA-1266 – Phase 1 Trial (ACTRN12624001214527)

Designed to target CD123+ tumor cells for the treatment of hematological malignancies

•	Key indications: Acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS)

•	Current Status: LAVA is enrolling patients in the second dose level at 300 µg in a first-in-human Phase 1, open label, multi-center study in Australia. The study includes a dose escalation and dose expansion segment to evaluate LAVA-1266 in approximately 50 adults with CD123+ relapsed/refractory AML or intermediate, high or extremely high risk MDS.

The study is evaluating safety, tolerability, pharmacokinetics (PK), pharmacodynamics (PD), immunogenicity and preliminary anti-tumor activity.

Johnson & Johnson (J&J) Partnered Program (JNJ-89853413) – Phase 1 Trial (NCT06618001)

Designed to target CD33 and gamma delta T cells with a bispecific gamma delta T cell engager

•	Key Indications: Include hematological cancers

•	Current Status: J&J is enrolling patients in a Phase 1, open label, multi-center study underway in Canada and Spain. The study includes a dose escalation and dose expansion segment to evaluate JNJ-89853413 in approximately 100 adults with relapsed/refractory AML or moderate or higher risk MDS. The study is evaluating safety, tolerability, PK, PD, immunogenicity and preliminary anti-tumor activity.

J&J presented preclinical data for JNJ-89853413 at the Annual Meeting of the American Society of Hematology (ASH 2024) on December 7, 2024 (Abstract 2054).

•	Milestone: Development milestone of $5 million received from J&J in Q4 2024 related to the IND filing for JNJ-89853413

Pfizer Partnered Program (PF08046052) – Phase 1 Trial (NCT05983133)

Potential first-in-class epidermal growth factor receptor (EGFR) and bispecific gamma delta T cell receptor-targeted therapy for solid tumors

•	Key Indications: Include colorectal cancer (CRC), non-small cell lung cancer (NSCLC), head and neck squamous cell carcinoma (HNSCC) and pancreatic ductal adenocarcinoma (PDAC)

•	Current Status: Pfizer is enrolling patients in a Phase 1 open label, multi-center study, underway in the U.S. and UK. The study will include dose escalation and dose expansion segments to evaluate PF08046052 in approximately 275 subjects with metastatic, non-resectable solid tumor cancers. The study will evaluate safety, tolerability, PK, immunogenicity and preliminary anti-tumor activity.

•	Milestone: Clinical development milestone of $7 million received from Pfizer in Q1 2024

Fourth Quarter and Year-End 2024 Financial Results

•	In February 2025, the Company adopted a restructuring plan to extend its capital resources in connection with initiating a process to evaluate strategic alternatives. As part of the restructuring plan, the Company’s board of directors approved a reduction of approximately 30% of the Company’s global workforce to better align resources with the Company’s focus on the evaluation of strategic options and the Phase 1 study for LAVA-1266. The Company expects approximately $1.0 million of expenses related to the restructuring to be incurred during the six months ended June 30, 2025, of which approximately $0.3 million of cash payments are expected to be made during 2025.

•	As of December 31, 2024, LAVA had cash, cash equivalents, and investments of $76.6 million, compared to cash, cash equivalents, and investments of $95.6 million as of December 31, 2023. The Company believes its current cash, cash equivalents and investments will be sufficient to fund operations into 2027.

•	Revenue from contracts with customers was $5.0 million and $0.4 million for the quarters ended December 31, 2024 and 2023, respectively, and $12.0 million and $6.8 million for the years ended December 31, 2024 and 2023, respectively. The increase in revenue for the quarter ended December 31, 2024 compared to 2023 was primarily due to the $5.0 million milestone related to J&J’s IND filing in October 2024. The increase in revenue for the year ended December 31, 2024 compared to 2023 was primarily related to $7.0 million the Company recognized in revenue in connection with its agreement with Pfizer related to the achievement of a clinical development milestone and $5.0 million the Company recognized as revenue in connection with J&J’s IND filing. In comparison, in 2023, revenue included $4.3 million related to the Company’s agreement with Pfizer and $2.5 million related to the Company’s agreement with J&J.

•	Cost of sales of goods and providing services was zero and $0.2 million for the quarters ended December 31, 2024 and 2023, respectively, and zero and $3.5 million for the years ended December 31, 2024 and 2023, respectively. The cost in 2023 was due to the initial drug supply delivery to Pfizer and related stability studies.
•	Research and development expenses were $8.6 million and $2.3 million for the quarters ended December 31, 2024 and 2023, respectively, and $28.5 million and $32.6 million for the years ended December 31, 2024 and 2023, respectively. The increase for the quarter ended December 31, 2024, as compared to December 31, 2023, was primarily due to costs associated with the discontinuation of LAVA-1207, announced in December 2024. The decrease for the year ended December 31, 2024, as compared to December 31, 2023, was primarily due to reduced manufacturing scale-up costs and headcount reductions that occurred in the second half of 2023, offset by costs associated with the discontinuation of LAVA-1207.

•	General and administrative expenses were $3.3 million for each of the quarters ended December 31, 2024 and 2023, and $13.2 million and $14.1 million for the years ended December 31, 2024 and 2023, respectively. The decrease for the year ended December 31, 2024, as compared to December 31, 2023, was primarily due to lower share-based compensation expense as a result of fewer options issued and a reduction in the Company’s share price.

•	Net loss was $3.8 million and $6.4 million for the quarters ended December 31, 2024 and 2023, respectively, or $0.14 and $0.24 net loss per share for the quarters ended December 31, 2024 and 2023, respectively. Net losses were $25.1 million and $41.9 million for the years ended December 31, 2024 and 2023, respectively, or $0.94 and $1.57 net loss per share for the years ended December 31, 2024 and 2023, respectively.

LAVA Therapeutics N.V.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue:
Revenue from contracts with customers	$4,990	$353	$11,982	$6,769
Total revenue	4,990	353	11,982	6,769
Cost and expenses:
Cost of revenue	—	(155)	—	(3,482)
Research and development	(8,568)	(2,302)	(28,450)	(32,559)
General and administrative	(3,344)	(3,300)	(13,225)	(14,122)
Total cost and expenses	(11,912)	(5,758)	(41,675)	(50,163)
Operating loss	(6,922)	(5,405)	(29,693)	(43,394)
Other income (expense), net
Interest income	863	1,002	3,758	3,672
Interest expense	(125)	(117)	(515)	(470)
Foreign currency exchange gain (loss), net	2,688	(1,851)	1,966	(1,422)
Total other income (expense), net	3,427	(966)	5,209	1,780
Net loss before taxes	(3,495)	(6,370)	(24,484)	(41,614)
Income tax expense, net	(379)	(37)	(630)	(257)
Net loss	$(3,874)	$(6,408)	$(25,114)	$(41,871)
Other comprehensive (expense) income:
Foreign currency translation adjustment	(2,054)	2,159	(1,758)	2,075
Comprehensive loss	$(5,928)	$(4,249)	$(26,872)	$(39,796)

Net loss per share, basic and diluted	$(0.14)	$(0.24)	$(0.94)	$(1.57)
Weighted-average common shares outstanding, basic and diluted	26,866,931	26,769,937	26,834,422	26,732,556

LAVA Therapeutics N.V.
Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	As of December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$35,015	$44,231
Short-term investments	41,561	51,340
Prepaid expenses	1,072	1,627
Other current assets	1,649	1,699
Total current assets	79,297	98,897
Property and equipment, net	1,002	1,602
Operating lease right-of-use assets	441	855
Other non-current assets	91	319
Total assets	$80,831	$101,673
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$2,722	$4,446
Accrued expenses and other current liabilities	10,083	4,751
Borrowings	4,886	5,282
Current portion of operating lease liabilities	315	415
Total current liabilities	18,006	14,894
Non-current portion of deferred revenue	35,000	35,000
Non-current portion of operating lease liabilities	80	415
Total liabilities	53,086	50,309
Commitments and contingencies
Shareholders' equity:
Common stock	3,717	3,715
Additional paid-in capital	211,656	208,405
Accumulated deficit	(174,973)	(149,859)
Accumulated other comprehensive loss	(12,655)	(10,897)
Total shareholders' equity	27,745	51,364
Total liabilities and shareholders' equity	$80,831	$101,673

About LAVA Therapeutics

LAVA Therapeutics N.V. is a clinical-stage immuno-oncology company focused on advancing its proprietary Gammabody® platform to develop a portfolio of bispecific gamma-delta T cell engagers for the potential treatment of solid tumors and hematologic malignancies. The Company utilizes bispecific antibodies engineered to selectively kill cancer cells by triggering Vγ9Vδ2 (Vgamma9 Vdelta2) T cell anti-tumor effector functions upon cross-linking to tumor-associated antigens.

LAVA’s pipeline includes three internal and partnered clinical-stage bispecific gamma-delta T cell engagers for the treatment of solid tumor and hematological cancers including LAVA 1266, targeting CD123+ cancers (ACTRN12624001214527); PF-08046052, targeting EGFR (NCT05983133); and JNJ-89853413, targeting hematological cancers (NCT06618001). The pipeline also includes preclinical programs. For more information on LAVA, please visit our website at www.lavatherapeutics.com or follow us on LinkedIn, X, and YouTube.

Gammabody® is a registered trademark of LAVA Therapeutics N.V.

LAVA’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “could”, “will”, “may”, “expect”, “should”, “plan”, “intend”, “estimate”, “potential”, “suggests”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on LAVA’s expectations and assumptions as of the date of this press release and are subject to various risks and uncertainties that may cause actual results to differ materially from these forward-looking statements. Forward-looking statements contained in this press release include but are not limited to statements relating to LAVA’s evaluation of strategic alternatives and transactions to maximize shareholder value, LAVA’s ability to preserve capital and the sufficiency of cash on hand, the reduction in force, as well as the therapeutic potential, development strategy and potential uses of LAVA’s product candidates, including LAVA-1266, the timing of initiation of clinical trials and achievement of clinical milestones, LAVA’s cash runway and the sufficiency of resources to pursue development activities, progress and data from clinical trials, and the ability of LAVA’s product candidates to treat various tumor targets and improve patient outcomes, among others. Many factors, risks and uncertainties may cause differences between current expectations and actual results, including, among other things, the Company’s ability to leverage its initial programs to develop additional product candidates using its Gammabody® platform, the failure of LAVA’s collaborators to support or advance collaborations or LAVA’s product candidates, the timing and results of LAVA’s research and development programs and preclinical and clinical trials, the possibility that clinical trials may fail to establish sufficient efficacy, the risk that adverse events or safety signals may occur in clinical trials, the risk that results obtained in preclinical studies or clinical trials to date may not be indicative of results obtained in ongoing or future trials, the risk that adverse regulatory actions or other setbacks could occur in clinical trials even after promising results in earlier clinical trials or preclinical studies, the Company’s ability to obtain regulatory approval for and commercialize its product candidates, LAVA’s ability to identify any strategic alternatives or if so identified, be able to consummate any such transactions on terms acceptable to LAVA and its shareholders, and the risk that setbacks in development could occur as a result of the difficulty and uncertainty of pharmaceutical product development and other factors. There may be adverse effects on the Company’s business condition and results from general economic and market conditions and overall fluctuations in the United States and international equity markets, including as a result of inflation, heightened interest rates, recent and potential future pandemics and other health crises, and hostilities, including the Russian invasion of Ukraine and the conflict in the Middle East.  These and other risks are described in greater detail under the caption “Risk Factors” in LAVA’s most recent Annual Report on Form 10-K and other filings the Company makes with the Securities and Exchange Commission. LAVA assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACTS

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ir@lavatherapeutics.com

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Joyce Allaire

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